EXHIBIT 99.1

                         FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse Names Abhi Khandelwal Chief Financial Officer

Chicago, May 27, 2025 — Littelfuse, Inc. (NASDAQ: LFUS), a leader in developing smart solutions that enable safe and efficient electrical energy transfer, today announced that Abhi Khandelwal has been appointed Executive Vice President and Chief Financial Officer, effective June 18, 2025. Mr. Khandelwal brings more than 20 years of financial and operational experience to Littelfuse, most recently serving as Executive Vice President and Chief Financial Officer at IDEX Corporation (NYSE: IEX).

Dr. Greg Henderson, Littelfuse President & Chief Executive Officer, commented, “Abhi is a proven financial leader with extensive experience in driving strategic growth, disciplined capital allocation and global operational enhancements. I look forward to partnering with Abhi, and I am confident his financial and operational acumen and growth mindset will help us as we continue to enhance our strategic focus, scale our operations, and deliver for our customers, employees, and shareholders.”
Prior to his current role at IDEX, Mr. Khandelwal served as CFO of Multi-Color Corporation, a global packaging services and label solutions provider. He also served as Senior Vice President and Chief Financial Officer for CIRCOR International (NYSE: CIR, acquired by KKR). Mr. Khandelwal earned a Bachelor of Science in Business degree in Finance from Indiana University and a Master of Business Administration degree from Northwestern University.

“I am honored to join Littelfuse, a company with a long history of growth and technology leadership, at this pivotal time. With the demands for safe and efficient electrical energy transfer as prevalent as ever, I am excited for the opportunity to deliver leading shareholder value as we enter the next phase of our growth story. I look forward to working with Greg, our leadership team, and our talented global teams.”

Current Chief Financial Officer Meenal Sethna will remain with the Company as a strategic advisor to ensure a seamless transition.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 16,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets–everywhere, every day. Learn more at Littelfuse.com.

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